Exhibit 10.13.1

ADJUSTMENTS

FOR

THE FEBRUARY 2004 TWO-FOR-ONE STOCK SPLIT EFFECTED BY A STOCK DIVIDEND

The Committee adjusted the number of shares and Option Price in all outstanding Grants made on or before February 20, 2004, pursuant to Section 4(b)(i) of the 1987 Microsemi Corporation Stock Plan, as heretofore amended (“1987 Plan”), as follows:

A.	The exercise price per share stated in such outstanding Grants is divided by two to yield the adjusted exercise price per share.

B.	The number of shares covered by such outstanding Grants then remaining unexercised and unexpired is multiplied by two to yield the adjusted number of shares then remaining covered by the Grant.

In order to reflect the proportionate adjustments made by the Committee under Section 4(b)(i) of the 1987 Plan as a result of the two-for-one stock split effected by means of a stock dividend with a record date of the close of business on February 20, 2004, as of February 23, 2004 the following provisions of the 1987 Plan read as follows:

Section 2(a) of the Plan is amended and restated in its entirety to read as follows:

2. Shares Available for Grant.

(a) Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 4(b), the aggregate number of shares of Microsemi Stock that may be issued or transferred under the 1987 Plan is 7,600,000 shares (as adjusted for the February 20, 2004 two-for-one stock split), before including the adjustments under Section 4(b)(ii). The shares may be authorized but unissued shares or treasury shares. The number of shares available for Grants at any given time shall be 7,600,000 (as adjusted for the February 20, 2004 two-for-one stock split), subject to past and future adjustment as provided in Section 4(b), and before including the adjustments under Section 4(b)(ii), reduced by the aggregate split-adjusted amounts of all shares previously issued or transferred and of shares which may become subject to issuance or transfer under then-outstanding Grants. Payment in cash in lieu of shares shall be deemed to be an issuance of the shares.

Section 2(b)(ii) of the Plan is amended and restated in its entirety to read as follows:

(i) Stockholder-Approved Annual Increases. The number of shares of Microsemi Stock available for awards under the 1987 Plan has increased at the beginning of each of the Company’s respective fiscal years listed below by amounts each year equal to 2% of the number of shares of Microsemi Stock outstanding as of the Company’s immediately prior fiscal year end:

Fiscal Year	Increase
1995	607,564	(restated)
1996	623,690	*(restated)
1997	632,636	(restated)
1998	698,864	(restated)
1999	933,300	(restated)
2000	2,121,600	(restated)*

*	Includes an increase of approximately 2% plus a shareholder-approved increase of 1,200,000 shares (restated) of Microsemi Stock which became available for awards under the 1987 Plan as of the first day of fiscal year 2001.

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The number of shares of Microsemi Stock available for awards under the 1987 Plan has increased at the beginning of each of the Company’s respective fiscal years listed below by amounts each year equal to 4% of the number of shares of Microsemi Stock outstanding as of the Company’s immediately prior fiscal year end:

Fiscal Year	Increase
2001	2,207,104	(restated)
2002	2,259,760	(restated)
2003	2,311,432	(restated)
2004	2,328,026	(restated)
2005	2,385,207	(restated)**

**	Estimated. Adjustment becomes effective on the first day of fiscal year 2005.

Each subsequent increase will be equal to 4% of the number of outstanding shares (other than treasury shares) of Microsemi Stock as of the first day of fiscal year 2006 and the first day of the five (5) consecutive fiscal years thereafter during the term of the Plan. The number of authorized shares under the 1987 Plan, including the increases pursuant to this Section 4(b)(ii), shall be reduced by the aggregate of the number of all shares previously issued or transferred and of shares which may become subject to issuance or transfer under then-outstanding Grants. Any award which expires or lapses without being exercised, and shares of restricted stock which are forfeited to or repurchased by the Company, again become available for use under the 1987 Plan. Payment in cash in lieu of shares shall be deemed to be an issuance of the shares. Notwithstanding the provision for annual increases in the number of shares available under the 1987 Plan, the maximum number of shares which may be issued pursuant to incentive stock options granted under the 1987 Plan may not exceed 28,000,000.

Section 3 of the 1987 Plan is amended and restated in full to read as follows:

3. Eligibility. The 1987 Plan shall include:

(a) Grants may be made to any employee of the Company who is an officer or other key executive, professional or administrative employee, including a person who is also a member of the Board of Directors, non-employee officers, non-employee consultants or service providers (“Eligible Person”). The Committee shall select the persons to receive Grants (“Grantees”) from among the Eligible Persons and determine the number of shares subject to any particular Grant. However, non-employee directors serving on a Committee that selects Grantees and/or approves Grants under the 1987 Plan are intended to be Non-Employee Directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and therefore shall not, while serving on such Committee, be granted options for services rendered as a consultant or in any capacity other than as a director, except to such extent as would be permitted in accordance with said rule. For avoidance of doubt, discretionary grants (as well as these annual grants) may be made to non-employee directors for service as a director at any time and may be made to non-employee directors for service as a consultant or other non-director capacity while that non-employee director is not serving on the

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Committee that selects Grantees or approves Grants under the 1987 Plan. Effective as of December 20, 1993, and thereafter, no one person will receive more than 600,000 options or restricted shares or share equivalents under performance awards or SARs under the 1987 Plan in any one (1) calendar year. For purposes of applying the limit in the immediately preceding sentence to Grants made prior to stock splits, each one pre-split share subject to the Grant is equivalent to the number of post-split shares of Common Stock that would have been issuable after all adjustments (the amount of shares that could have been held by the Grantee as if fully exercised and as if the underlying Common Stock was held continuously by the Grantee through the dates of all subsequent stock splits or dividends).

(b) Formula grants shall be made to each non-employee director of the Company as of the last day of fiscal year 2001 and each subsequent fiscal year, automatically, of a nonqualified option under the 1987 Plan to purchase 12,000 shares of the Company’s Common Stock, which shall be immediately vested as of the grant date. The options granted to non-employee directors of the Company shall have an exercise price equal to 100% of the fair market value of the underlying Common Stock on the date of grant of the options, as determined in accordance with the terms of the 1987 Plan, and shall have terms of ten years, on the terms and subject to the provisions of the 1987 Plan. All such options shall be otherwise on the terms and subject to the provisions of the 1987 Plan.

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